UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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The Goldman Sachs Group, Inc.

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IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

SHIVA STEIN, derivatively on behalf of The Goldman Sachs Group, Inc., and individually as a Stockholder of The Goldman Sachs Group, Inc.,

Plaintiff, v.	C.A. No. 2017-0354-SG

LLOYD C. BLANKFEIN, M. MICHELE BURNS, GARY D. COHN, MARK A. FLAHERTY, WILLIAM W. GEORGE, JAMES A. JOHNSON, ELLEN J. KULLMAN, LAKSHMI N. MITTAL, ADEBAYO O. OGUNLESI, PETER OPPENHEIMER, DEBORA L. SPAR, MARK E. TUCKER, DAVID A. VINIAR, MARK O. WINKELMAN and THE GOLDMAN SACHS GROUP, INC.,

Defendants.

NOTICE OF PENDENCY OF THE ACTION, PROPOSED SETTLEMENT

OF THE ACTION, AND SETTLEMENT HEARING

TO:	ALL CURRENT STOCKHOLDERS OF THE GOLDMAN SACHS GROUP, INC.

PLEASE READ ALL OF THIS NOTICE CAREFULLY. YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THE ACTION. THIS NOTICE RELATES TO THE PROPOSED SETTLEMENT OF A LAWSUIT AND CONTAINS IMPORTANT INFORMATION. IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS OF THE SETTLEMENT OR PURSUING THE RELEASED PLAINTIFF CLAIMS (AS DEFINED IN PARAGRAPH 1 HEREIN) AGAINST THE RELEASED DEFENDANT PARTIES (AS DEFINED IN PARAGRAPH 1 HEREIN).

THE ACTION IS NOT A “CLASS ACTION.” THUS, THERE IS NO COMMON FUND UPON WHICH YOU CAN MAKE A CLAIM FOR MONETARY PAYMENT. IF YOU DO NOT OBJECT TO THE TERMS AND CONDITIONS OF THE PROPOSED SETTLEMENT OR THE AMOUNT OF ATTORNEYS’ FEES AND EXPENSES DESCRIBED IN THIS NOTICE, YOU ARE NOT OBLIGATED TO TAKE ANY ACTION. IF YOU HOLD GOLDMAN SACHS GROUP, INC. COMMON STOCK FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

THE PURPOSE OF THIS NOTICE

The purpose of this notice (the “Notice”) is to inform you of the above-captioned lawsuit, a proposed settlement of the above-captioned lawsuit (the “Settlement”)1 as between Plaintiff (defined below), on the one hand, and Defendants (defined below), on the other hand, as well as to inform you of a hearing to be held by the Court of Chancery of the State of Delaware (the “Court”). The hearing will be held in the Court of Chancery Courthouse, 34 The Circle Georgetown, Delaware 19947, on August 18, 2020, at 11:00 a.m. (the “Settlement Hearing”).

Pursuant to the Settlement, (i) plaintiff Shiva Stein (“Plaintiff”), on her own behalf and derivatively on behalf of The Goldman Sachs Group, Inc. (“GS Group” or the “Firm”), (ii) defendants Lloyd C. Blankfein, M. Michele Burns, Gary D. Cohn, Mark A. Flaherty, William W. George, James A. Johnson, Ellen J. Kullman, Lakshmi N. Mittal, Adebayo O. Ogunlesi, Peter Oppenheimer, Debora L. Spar, Mark E. Tucker, David A. Viniar and Mark O. Winkelman (together, the “Individual Defendants”), and (iii) nominal defendant GS Group (together with the Individual Defendants, “Defendants,” and together with Plaintiff, the “Parties”) have made application, pursuant to Court of Chancery Rule 23.1, for an order approving the proposed Settlement of the derivative action captioned Stein v. Blankfein pending in the Court as C.A. No. 2017-0354-SG (the “Action”), in accordance with a Stipulation and Agreement of Compromise, Settlement, and Release entered into by the Parties and dated March 3, 2020 (the “Stipulation”), and for the dismissal of the Action on the merits with prejudice against Defendants upon and subject to the terms and conditions set forth in the Stipulation.

[1]	Capitalized terms not otherwise defined herein have the meanings provided in Paragraph 1.

At the Settlement Hearing, the Court will be asked to:

a.

Determine whether the Stipulation, and the terms and conditions of the Settlement set forth in the Stipulation, are fair, reasonable, adequate, and in the best interests of GS Group and should be approved by the Court;

b.

Determine whether an Order and Final Judgment should be entered dismissing the Action with prejudice as against Defendants, releasing the Released Claims against the respective Released Parties, and barring and enjoining prosecution of any and all Released Claims against any and all respective Released Parties;

c.	Hear and determine any objections to the Settlement;

d.	Consider the application of Plaintiff’s Counsel for an award of attorneys’ fees and expenses; and

e.	Rule on other such matters as the Court may deem appropriate.

This Notice describes the rights you may have under the Stipulation and what steps you may, but are not required to, take concerning the proposed Settlement. If the Court approves the Stipulation, Plaintiff will ask the Court to approve an Order and Final Judgment that would end the Action.

BACKGROUND OF THE ACTION

THE FOLLOWING RECITATION DOES NOT CONSTITUTE FINDINGS OF THE COURT AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY CLAIMS OR DEFENSES BY ANY OF THE PARTIES. IT IS BASED ON STATEMENTS OF THE PARTIES AND IS SENT FOR THE SOLE PURPOSE OF INFORMING YOU OF THE EXISTENCE OF THE ACTION AND OF THE PROPOSED SETTLEMENT OF THE ACTION SO THAT YOU MAY MAKE APPROPRIATE DECISIONS AS TO STEPS YOU MAY, OR MAY NOT, WISH TO TAKE IN RELATION TO THE ACTION.

Since its 1999 initial public offering, GS Group has periodically submitted to its stockholders for approval stock incentive plans designed to: (i) attract, retain, and motivate GS Group’s officers, directors, and employees, (ii) compensate them for their contributions to the long-term growth and profits of GS Group; and (iii) encourage them to acquire a proprietary interest in GS Group’s success.

On April 12, 2013, GS Group distributed to its stockholders a proxy statement for the Firm’s 2013 annual meeting of stockholders (the “2013 Proxy Statement”).

At the annual meeting of stockholders on May 23, 2013, GS Group stockholders, among other things, approved The Goldman Sachs Amended and Restated Stock Incentive Plan (2013) (the “2013 SIP”).

On April 10, 2015, GS Group distributed to its stockholders a proxy statement for the Firm’s 2015 annual meeting of stockholders (the “2015 Proxy Statement”).

At the annual meeting of stockholders on May 21, 2015, GS Group stockholders, among other things, approved The Goldman Sachs Amended and Restated Stock Incentive Plan (2015) (the “2015 SIP”).

On March 23, 2018, GS Group distributed to its stockholders a proxy statement for the Firm’s 2018 annual meeting of stockholders (the “2018 Proxy Statement”).

At the annual meeting of stockholders on May 2, 2018, GS Group stockholders, among other things, approved The Goldman Sachs Amended and Restated Stock Incentive Plan (2018) (the “2018 SIP”).

In connection with its annual stockholder meeting to be held on or about April 29, 2021, GS Group anticipates that its stockholders, among other things, will be asked to approve an Amended and Restated Stock Incentive Plan (the “2021 SIP”).

From time to time, the board of directors of GS Group (the “Board”) has awarded compensation grants pursuant to the 2013 SIP, 2015 SIP and 2018 SIP, including compensation to the members of the Board who are not employees of GS Group (the “Non-Employee Directors”) and expects to make future awards to the Non-Employee Directors pursuant to the 2018 SIP and 2021 SIP, if approved.

Each of the 2013 SIP, 2015 SIP and 2018 SIP provides that “[n]o member of the Board or the Committee shall have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award” (the “Good Faith Standard”).

In addition to disclosing full copies of the 2013 and 2015 SIPs, the 2013 Proxy Statement and 2015 Proxy Statement both disclosed that “[t]he Committee will make all determinations in respect of the [SIP], and will have no liability for any action taken in good faith. Our Board, in its sole discretion, also may grant Awards or administer the [SIP].”

In addition to disclosing a full copy of the 2018 SIP, the 2018 Proxy Statement disclosed that the “2018 SIP generally will be administered by our Compensation Committee,” which is “granted broad discretion to make awards under the 2018 SIP” and that the “Committee and (to the extent exercised by the Board, the Board) will have no liability for any action taken or omitted to be taken in good faith, including decisions to make awards as part of our non-employee director compensation program. This means that no person, including . . . [GS Group] shareholders, may hold the members of the Committee (or the Board) personally liable for their good faith actions or omissions taken under the 2018 SIP. Our Board, in its sole discretion, also may grant Awards or administer the 2018 SIP.”

Each of the 2015 Proxy Statement, the proxy statement GS Group distributed to its stockholders on April 8, 2016 for the Firm’s 2016 annual meeting of stockholders (the “2016 Proxy Statement”), and the proxy statement GS Group distributed to its stockholders on March 17, 2017 for the Firm’s 2017 annual meeting of stockholders (the “2017 Proxy Statement”) disclosed that the Firm “may decide to pay non-deductible variable compensation” to certain executive officers.

On May 9, 2017, Plaintiff filed a stockholder complaint in the Action (the “Complaint”). Among other things, the Complaint alleged that: (i) the annual compensation paid to the Non-Employee Directors in January 2015, 2016 and 2017 was excessive (Count I of the Complaint); (ii) the 2013 Proxy Statement and 2015 Proxy Statement lacked information required by Item 10(a)(1) of Schedule 14A and regulations promulgated by the United States Department of the Treasury, and that such regulations had been specifically incorporated into the 2013 SIP and 2015 SIP, and that as a result, the 2013 SIP and 2015 SIP are void (Counts II and III of the Complaint); and (iii) the 2015, 2016 and 2017 Proxy Statements contained misleading disclosures regarding the tax deductibility of cash compensation to be paid to certain executive officers under GS Group’s Long-Term Incentive Plan (Count IV of the Complaint). Based on these allegations, the Complaint asserted claims for breach of fiduciary duty against Defendants.

On July 28, 2017, Defendants filed motions to dismiss (the “Motions to Dismiss”) and an opening brief and joinder in support thereof. Briefing on the Motions to Dismiss closed on November 30, 2017.

After receiving confirmatory discovery, including a deposition of a GS Group Managing Director knowledgeable about the matters alleged in the Complaint, on March 20, 2018, the parties filed a stipulation with the Court containing the terms for the proposed settlement of the Action. The March 20, 2018 settlement stipulation provided that in connection with the settlement of Plaintiff’s claims, GS Group would make certain disclosures in the 2018 Proxy Statement and would commit to maintain for a period of three years certain procedures relating to the Firm’s non-employee director compensation.

On May 26, 2018, Plaintiff moved for approval of the settlement and $575,000 in attorney’s fees, which amount GS Group agreed not to oppose as part of the proposed settlement.

On June 6, 2018, an objector filed an objection to the proposed settlement. The objector asserted, among other things, that Plaintiff’s $1.4 billion valuation of the additional disclosures in the 2018 Proxy Statement was “wishful thinking,” that the proposed settlement “exchange[d] a release of derivative claims that would, if viable, support actual damages, in order to obtain the same relief Plaintiff routinely achieves as individual litigant,” that the additional disclosures were not of “material value” and that the contemplated release was not “beneficial” to GS Group stockholders. The objector also argued that “Plaintiff and Plaintiff’s counsel ha[d] not provided the” required “adequate representation” and that the “lack of meaningful recovery to” GS Group and “the limited efforts of Plaintiff’s Counsel” “disfavor[ed]” a fee award.

On July 16, 2018, Plaintiff filed a reply brief in further support of settlement approval and responding to the objection, and Defendants filed a brief responding to the objection.

On August 6, 2018, objector filed a sur-reply brief in further support of the objection to the proposed settlement and responding to the briefs filed by Plaintiff and Defendants on July 16, 2018.

On August 22, 2018, objector filed a motion for an award of attorney’s fees of up to $575,000, which Plaintiff and Defendants opposed on September 10, 2018.

On September 21, 2018, the Court heard oral argument on whether to approve the proposed settlement, including the objection to the proposed settlement filed by the objector.

On October 23, 2018, the Court denied approval of the proposed settlement. The Court stated that although the “actions” contemplated by the proposed settlement “may well have merit,” “Plaintiff has given up direct claims for damages and equitable relief, as well as derivative claims for damages and equitable relief belonging to” GS Group, “in return for the Defendants’ agreement to cause [GS Group] to take actions beneficial to corporate hygiene.” “Under these particular circumstances,” the Court did “not find the release of the derivative claims fair” to GS Group. The Court explained, among other things, that the consideration offered in the proposed settlement “largely relat[ed] to the direct disclosure claims” rather than Plaintiff’s allegations of “conflicted overpayment” of GS Group’s non-employee directors “that are the heart of the derivative claim[]” and that it was “not reasonable to approve a settlement that effectively resolves direct claims . . . in return for voiding potentially-meritorious monetary causes of action belonging to” GS Group.

The October 23, 2018 decision by the Court also ordered that “[t]he [p]arties should consult on an appropriate fee award to the [o]bjector.” GS Group did not reach a negotiated agreement with the objector regarding his fees. Following briefing, on July 1, 2019, the Court award objector $100,000 in attorney’s fees. Further proceedings before the Court and the Delaware Supreme Court resulted in determinations that the Court’s fee award was an interlocutory order that “does not fall within the collateral order doctrine” and thus was not subject to immediate appeal. GS Group has made the fee award payment to the objector in accordance with the Court’s order.

On October 24, 2018, the Court issued a letter “clarify[ing]” that the “denial of Plaintiff’s fee application” “was necessitated by rejection of the proposed settlement” and that “[n]othing in the October 23, 2018 Letter Opinion and Order should be read as preventing the plaintiff from seeking attorneys’ fees at the resolution of this matter, as she considers appropriate.”

Oral argument on Defendants’ motion to dismiss was held on February 4, 2019. On May 31, 2019, the Court granted-in-part and denied-in-part Defendants’ motion to dismiss (the “Motion to Dismiss Decision”). The Court dismissed Plaintiff’s claims challenging the adequacy of the Firm’s proxy disclosures (Counts II, III and IV of the Complaint) because, among other reasons, certain of those claims were “barred” by the “fundamental principles of laches” and the challenged disclosure about tax-deductibility was “not materially misleading.” But the Court denied the motion as to the claim challenging director compensation (Count I of the Complaint), including because “Plaintiff . . . met her low pleading burden” by alleging “some facts implying lack of entire fairness” and “it is the Defendants’ burden to rebut these allegations” although Defendants’ “argument may ultimately prove persuasive.”

On July 26, 2019, Defendants answered the complaint.

Plaintiff has conducted discovery on her remaining claim challenging director compensation. Among other things, Plaintiff served document requests, the Individual Defendants served objections and, during Fall 2019, the Parties negotiated and agreed on search terms for the review of certain Board materials and emails. The Individual Defendants have made several multiple rounds of document production to Plaintiff.

In December 2019, Defendants contacted Plaintiff regarding potential settlement. Plaintiff declined to engage in settlement discussions until completion of the agreed-upon document discovery. In February 2020, the Parties then engaged in negotiations concerning this Settlement. During those negotiations, the Individual Defendants produced to Plaintiff certain additional discovery about the non-employee director compensation challenged in the Complaint.

The Settlement set forth in the Stipulation reflects the results of the Parties’ negotiations. An agreement was reached only after arms’-length negotiations between the Parties, all of whom were represented by counsel with extensive experience and expertise in stockholder derivative litigation, who were well-informed regarding the strengths and weaknesses of their respective claims and defenses. Counsel for the Parties have concluded that the terms and conditions contained in the Stipulation are fair, reasonable, and adequate to GS Group, Plaintiff, and Defendants, and that it is reasonable to settle the Action based upon the procedures, benefits, and protections provided by the changes to GS Group’s director compensation practices and GS Group’s agreement to continue certain compensation practices and disclosures, as described herein. Prior to the completion by the Parties of the documents containing the substantive terms and conditions of the Settlement, counsel for the Parties did not discuss the amount of any application by Plaintiff’s Counsel for an award of attorneys’ fees and expenses.

On March 12, 2020, the Court entered the Scheduling Order providing for, among other things, the scheduling of the Settlement Hearing and the distribution of this Notice.

THE SETTLEMENT OF THE ACTION, IF APPROVED BY THE COURT ON THE TERMS AND CONDITIONS SET FORTH IN THE STIPULATION, WILL INCLUDE, WITHOUT LIMITATION, A RELEASE OF ALL RELEASED PLAINTIFF CLAIMS AGAINST THE RELEASED DEFENDANT PARTIES AND OF ALL RELEASED DEFENDANT CLAIMS AGAINST THE RELEASED PLAINTIFF PARTIES, AS THOSE TERMS

ARE DEFINED IN PARAGRAPH 1 BELOW. IF YOU ARE A CURRENT STOCKHOLDER OF GS GROUP, YOU WILL BE BOUND BY ANY JUDGMENT ENTERED IN THE ACTION WITH RESPECT TO YOUR ABILITY TO BRING RELEASED PLAINTIFF CLAIMS.

THE COURT HAS NOT FINALLY DETERMINED THE MERITS OF THE CLAIMS MADE BY PLAINTIFF AGAINST, OR THE DEFENSES OF, DEFENDANTS IN THE ACTION. THIS NOTICE DOES NOT IMPLY THAT THERE HAS BEEN OR WOULD BE ANY FINDING OF VIOLATION OF THE LAW OR THAT RELIEF IN ANY FORM OR RECOVERY IN ANY AMOUNT COULD BE HAD IF THE ACTION WAS NOT SETTLED.

DEFINITIONS

1.    The following capitalized terms have the meanings specified below:

a.    “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized to be closed in New York, New York.

b.    “Defendants’ Counsel” means counsel of record for the respective Defendants in the Action.

c.    “Effective Date” means the first Business Day following the date of Final Approval of the Settlement.

d.    “Final Approval” of the Settlement means that the Court has entered an Order and Final Judgment with no material modification to the [Proposed] Order and Final Judgment attached as Exhibit C to the Stipulation (except as agreed to by the Parties)—approving the Settlement, dismissing Defendants from the Action with prejudice on the merits and without fees, costs, or expenses to any Party (except those set forth in Paragraphs 9 and 14 of the Stipulation), providing for the releases set forth in Paragraphs 3-5 of the Stipulation, and that such Order and Final Judgment is final and no longer subject to further appeal or review, whether by affirmance on or exhaustion of any possible appeal or review, lapse of time, or otherwise; provided, however, and notwithstanding any provision to the contrary in the Stipulation, Final Approval shall not include (and the Settlement is expressly not conditioned on) the award of attorneys’ fees and the reimbursement of expenses as provided in Paragraphs 14-19 of the Stipulation, and any appeal related thereto.

e.    “Order and Final Judgment” means the entry of an order by the Court in substantially the same form as, and with no material modification to, the [Proposed] Order and Final Judgment attached as Exhibit C to the Stipulation (except as agreed-to by the Parties).

f.    “Person” means any individual, corporation, partnership, limited liability company, association, affiliate, parent, subsidiary, joint stock company, estate, trust, unincorporated association, entity, government and any political subdivision thereof, or any other type of business or legal entity.

g.    “Plaintiff’s Counsel” means Barrack, Rodos & Bacine and Farnan LLP, and all individual attorneys employed by, or affiliated with, those firms who have performed legal services on behalf of Plaintiff in this Action.

h.    “Proxy Statements” means collectively the 2013 Proxy Statement, 2015 Proxy Statement, 2016 Proxy Statement, 2017 Proxy Statement, 2018 Proxy Statement and the proxy statement distributed by GS Group on March 22, 2019 in connection with GS Group’s 2019 annual stockholder meeting.

i.    “Released Claims” means the Released Defendant Claims and the Released Plaintiff Claims.

j.    “Released Defendant Claims” means any claims, complaints, liabilities, causes of action, or sanctions that have been or could have been asserted in the Action, or in any court, tribunal, forum, suit, action, or proceeding, by Defendants or any of their respective successors, transferees, and assigns against any of the Released Plaintiff Parties, which arise out of or relate in any way to the institution, prosecution, settlement, or dismissal of the Action. Released Defendant Claims shall not include the right to enforce the Stipulation.

k.    “Released Defendant Parties” means , whether or not each or all of the following Persons or entities were named, served with process, or appeared in the Action: (i) GS Group; (ii) the Individual Defendants; (iii) any Person that is or was related to or affiliated or associated with any or all of Defendants or in which any or all of them has or had a controlling interest; and (iv) with respect to the individuals and entities set forth or described in (i)-(iii), each of their respective past or present family members, spouses, heirs, trusts, trustees, executors, estates, foundations, administrators, beneficiaries, distributees, agents, employees, fiduciaries, partners, control persons, partnerships, general or limited partners, joint ventures, member firms, limited liability companies, corporations, parents, subsidiaries, divisions, affiliates, associated entities, shareholders, stockholders, principals, officers, managers, directors, managing directors, members, managing members, managing agents, predecessors, predecessors-in-interest, successors, successors-in-interest, transferees, assigns, financial or investment advisors, advisors, consultants, investment bankers, entities providing any fairness opinion, underwriters, brokers, dealers, financing sources, lenders, commercial bankers, attorneys (including, without limitation, Defendants’ Counsel), personal or legal representatives, accountants, tax advisors, insurers, co-insurers, reinsurers, and associates.

l.    “Released Parties” means the Released Defendant Parties and the Released Plaintiff Parties.

m.    “Released Plaintiff Claims” means

(1) any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature, or description whatsoever;

(2) whether known or unknown, accrued or unaccrued, matured or not matured, liquidated or not liquidated, fixed or contingent;

(3) that

(A) Plaintiff asserted, could have asserted or could hereafter assert in any capacity (including direct, derivative, class or other capacity) against any of the Released Defendant Parties based on her ownership of shares of GS Group common stock whether based on state, local, federal, statutory, regulatory, common, or other law or rule;

(B) GS Group could have asserted or could hereafter assert against any of the Released Defendant Parties directly under federal, state, local, statutory, regulatory, common, or other law or rule relating to fiduciary or disclosure duties (including, without limitation, any claims under federal or state securities laws or federal or state disclosure law and claims asserting waste of corporate assets, unjust enrichment, mismanagement, abuse of control, fraud, negligence, negligent misrepresentation, or breach of contract); or

(C) any other GS Group stockholder could have asserted or could hereafter assert against any of the Released Defendant Parties derivatively on behalf of GS Group under federal, state, local, statutory, regulatory, common, or other law or rule relating to fiduciary or disclosure duties (including, without limitation, any claims under federal or state securities laws or federal or state disclosure law and claims asserting waste of corporate assets, unjust enrichment, mismanagement, abuse of control, fraud, negligence, negligent misrepresentation, or breach of contract);

(4) in any court, tribunal, forum, suit, action, or proceeding; and

(5) which now or hereafter, are based upon, arise out of, relate in any way to, or involve, directly or indirectly, or previously were based upon, arose out of, resulted from, were related to or involved, directly or indirectly in whole or in part:

(A) the Action;

(B) the subject matter of the Action;

(C) the amount of GS Group’s non-employee director compensation paid or awarded in respect of director service from 2014 through 2019;

(D) the amount of GS Group’s non-employee director compensation paid or awarded or to be paid or awarded in respect of director service during 2020 as set forth in Paragraph 2(a) of the Stipulation, excluding a claim alleging that a non-employee director’s service during 2020 served no corporate purpose whatsoever;

(E) the amount of GS Group’s non-employee director compensation to be paid or awarded pursuant to the 2021 SIP as set forth in Paragraphs 2(b)-(d) of the Stipulation, excluding a claim that a non-employee director’s service during the period when compensation was paid pursuant to the 2021 SIP served no corporate purpose whatsoever;

(F) the approval by GS Group stockholders of the 2013, 2015 and 2018 SIPs; or

(G) the disclosures in all GS Group proxy statements prior to the date of the Stipulation regarding (i) GS Group non-employee director compensation paid or awarded in respect of director service from 2014 through the date of the Stipulation, (ii) the 2013, 2015 and 2018 SIPs, or (iii) the tax-deductibility of awards under GS Group’s Long-Term Incentive Plan.

Released Plaintiff Claims shall not include (x) the right to enforce the Stipulation; or (y) any claims currently asserted in the Verified Amended Shareholder Derivative Complaint, dated July 12, 2019 (ECF No. 35), in Fulton County Employees’ Retirement System v. Blankfein, No. 1:19-cv-1562 (VSB) (S.D.N.Y.).

n.    “Released Plaintiff Parties” means Plaintiff, on behalf of herself, her legal representatives, heirs, executors, administrators, estates, predecessors, predecessors-in-interest, successors, successors-in-interest, affiliates, transferees, and assigns, and any Person acting for or on behalf of, or claiming under, any of them, and each of them, together with their respective officers, directors, managers, general partners, employees, representatives, and agents, and Plaintiff’s Counsel.

o.    “Releasing Persons” means Releasing Plaintiff Persons (as defined below), Defendants and GS Group stockholders to the extent they are acting or purporting to act derivatively on behalf of GS Group.

p.    “SIPs” means collectively the 2013 SIP, 2015 SIP and 2018 SIP.

REASONS FOR THE SETTLEMENT

2.    Plaintiff asserts that she has brought her claims in good faith and continues to believe that her claims have legal merit, and the entry by Plaintiff into the Stipulation is not an admission as to the lack of any merit of any claims asserted in the Action. In negotiating and evaluating the terms and conditions of the Stipulation, Plaintiff’s Counsel considered: (i) the strengths and weaknesses of Plaintiff’s claims; (ii) the Court’s rulings in the Action, including the Motion to Dismiss Decision; (iii) the discovery produced by Defendants; (iv) the legal and factual defenses of Defendants; (v) the time and expense that would be incurred by further litigation; (vi) the uncertainties inherent in, and attendant risks of, litigation; and (vii) the desirability of permitting the Settlement to be consummated as provided by the terms and conditions of the Stipulation. Plaintiff believes that the terms and conditions contained in the Stipulation are fair, reasonable, adequate, and in the best interests of GS Group and that it is reasonable to pursue the settlement of the Action before the Court based upon the terms and conditions outlined therein and the benefits and protections offered thereby, and has documented her agreement in the Stipulation.

3.    The entry by Defendants into the Stipulation is not an admission as to the merit of any claims asserted in the Action. Defendants maintain that all awards to the Non-Employee Directors have been made in good faith and that Defendants are protected from liability by the Good Faith Standard in the SIPs. Defendants further maintain that they have denied, and continue to deny, all allegations of wrongdoing, fault, liability, or damage to GS Group, Plaintiff, or GS Group stockholders, deny that they engaged in any wrongdoing, deny that they committed any violation of law or aiding and abetting any violation of law, deny that the compensation received by the Non-Employee Directors was excessive or otherwise improper, deny that any of the Proxy Statements were misleading or deficient in any way, deny that any of the SIPs are void, deny that they acted improperly in any way, believe that they acted properly at all times, believe the Action has no merit, and maintain that they have committed no breach of duty whatsoever in connection with the compensation received by the Non-Employee Directors, the Proxy Statements, and the SIPs, but wish to enter into the Settlement solely because they consider it desirable that the Action be settled to, among other things, (i) eliminate the burden, inconvenience, expense, risk, and distraction to Defendants of further litigation, and (ii) finally put to rest and terminate all the claims that were or could have been asserted in the Action against the Released Defendant Parties.

GS GROUP ACTIONS RELATED TO THE SETTLEMENT

4.    GS Group has agreed to take the actions set forth below:

a.    GS Group’s 2020 Non-Employee Director Compensation Amounts: In respect of Non-Employee Director service for 2020, the Board shall adopt the following total annual compensation amounts for GS Group’s Non-Employee directors: GS Group Non-Employee directors (a) who do not serve as Committee chairs shall receive $450,000; and (b) who serve as Committee chairs shall receive $475,000. These amounts may be paid in cash or equity, such as RSUs.

b.    GS Group’s 2021–2023 Non-Employee Director Compensation Amounts: In respect of Non-Employee Director service for 2021 through 2023, the Board shall adopt the following total annual compensation amounts for GS Group’s non-employee directors: GS Group non-employee directors (a) who do not serve as chairs of a committee of the Board (“Committee”) shall receive a fixed compensation amount, which is to be no more than $450,000; and (b) who serve as Committee chairs shall receive a fixed compensation amount, which is to be no more than $475,000. These amounts may be paid in cash or equity, such as RSUs.

c.    GS Group’s 2021 SIP: The current 2018 SIP terminates on the date of the Firm’s 2022 annual meeting of stockholders, unless sooner terminated by the Board. GS Group currently anticipates seeking stockholder approval of the 2021 SIP at the Firm’s 2021 annual meeting of stockholders. GS Group agrees that the 2021 SIP will set a specified total annual compensation amount for GS Group Non-Employee Directors: For Non-Employee Directors (a) who do not serve as Committee chairs, that amount will be a fixed compensation amount of no more than $450,000 and (b) who serve as Committee chairs, that amount will be a fixed compensation amount of no more than $475,000. These amounts may be paid in cash or equity, such as RSUs.

d.    Compensation for Non-Employee director service for January 1, 2024 through the date of the Firm’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”) will be set at the annual levels set forth in the 2021 SIP, prorated for the number of days from January 1, 2024 through the 2024 Annual Meeting.

e.    GS Group anticipates that the 2021 SIP will terminate on the date of the Firm’s 2025 annual stockholder meeting, unless sooner terminated by the Board. Consistent with its past practice, GS Group currently anticipates that stockholder approval of an amended and restated stock incentive plan (the “2024 SIP”) will be sought at the 2024 Annual Meeting. Nothing herein shall require GS Group to seek, or prevent GS Group from seeking, stockholder approval of the 2024 SIP at the Firm’s 2024 Annual Meeting. The 2024 SIP will be implemented upon its approval at the 2024 Annual Meeting.

f.    The table attached to this Notice as Exhibit 1 illustrates the estimated changes in Non-Employee Director compensation for the period covered by the Settlement. As reflected in the table, the total estimated reduction in Non-Employee Director compensation anticipated for that period is $5,381,721, subject to the assumptions set forth in the table.

g.    GS Group’s Non-Employee Director Compensation Practices: For a period commencing on the date the Court enters the Order and Final Judgment through the determination of non-employee director compensation in respect of 2023 board service and GS Group’s proxy statement filed in connection with the Firm’s 2024 Annual Meeting (the “2024 Proxy Statement”), GS Group will continue the following non-employee director compensation practices, and provide disclosure of these practices in its annual proxy statements: (i) annual review of non-employee director compensation by the GS Group Corporate Governance and Nominating Committee (the “Governance Committee”) of the Board, which is currently comprised of all of the Board’s independent directors; (ii) annual engagement by the Governance Committee of an independent compensation consultant to conduct a review of GS Group’s non-employee director compensation program; (iii) an annual recommendation by the Governance Committee to the Board with respect to the non-employee director compensation program; and (iv) annual disclosure in GS Group’s proxy statement of its non-employee director compensation process and program.

h.    GS Group’s Proxy Statement Disclosures: For a period commencing on the date the Court enters the Order and Final Judgment through the Firm’s 2024 Proxy Statement, GS Group will continue to include in any proxy statement soliciting stockholder approval of a stock incentive plan, disclosures identifying each class of persons who will be eligible to participate in that stock incentive plan and indicating the approximate number of persons in each of the following classes: (i) directors, (ii) officers, (iii) employees, and (iv) consultants and other service providers.

THE ORDER AND FINAL JUDGMENT

5.    If the Court determines that the Settlement, as provided for in the Stipulation, is fair, reasonable, adequate, and in the best interests of GS Group, the Court will enter an Order and Final Judgment, which will, among other things:

a.    Determine that the form and manner of this Notice meets the requirements of Court of Chancery Rule 23.1, due process, and applicable law, is the best notice practicable under the circumstances, and constitutes due and sufficient notice to all Persons entitled thereto;

b.    Determine that the terms and conditions of the Settlement, as set forth in the Stipulation, are fair, reasonable, adequate, and in the best interests of GS Group;

c.    Dismiss the Action with prejudice as against Defendants without the award of any fees, costs, or expenses or the grant of further relief except for the payments contemplated by the Stipulation;

d.    Fully, finally, and forever release the Released Claims against the respective Released Parties, as more fully described in the Section below entitled “Releases”;

e.    Forever bar and enjoin Plaintiff, GS Group, and GS Group stockholders from commencing, instituting, prosecuting, or continuing to prosecute any of the Released Plaintiff Claims against any of the Released Defendant Parties, and forever bar and enjoin Defendants from commencing, instituting, prosecuting, or continuing to prosecute any of the Released Defendant Claims against any of the Released Plaintiff Parties; and

f.    Award Plaintiff’s Counsel such attorneys’ fees and expenses as the Court deems fair and reasonable, with any such fees and expenses to be paid by GS Group.

RELEASES

6.    Pursuant to the Stipulation, and in consideration of the benefits provided by the Settlement, the Order and Final Judgment is proposed to, among other things, provide for the full and complete dismissal of the Action with prejudice on the merits as to Defendants without fees, costs, or expenses (except as provided in the Stipulation) and provide for the following releases:

a.    As of the Effective Date, (i) Plaintiff, on behalf of herself, her legal representatives, heirs, executors, administrators, estates, predecessors, predecessors-in-interest, successors, successors-in-interest, affiliates, transferees, and assigns, and any Person acting for or on behalf of, or claiming under, any of them, and each of them, together with their respective officers, directors, managers, general partners, employees, representatives, and agents (collectively, “Releasing Plaintiff Persons”), and (ii) GS Group and GS Group stockholders to the extent they are acting or purporting to act derivatively on behalf of GS Group, shall thereupon be deemed to have fully, finally, and forever, released, settled, and discharged the Released Defendant Parties from and with respect to every one of the Released Plaintiff Claims on the terms and conditions set forth in the Stipulation, and shall thereupon be forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any Released Plaintiff Claims against any of the Released Defendant Parties.

b.    As of the Effective Date, Defendants shall thereupon be deemed to have fully, finally, and forever, released, settled, and discharged the Released Plaintiff Parties from and with respect to every one of the Released Defendant Claims, and shall thereupon be forever barred and enjoined from commencing, instituting, or prosecuting any of the Released Defendant Claims against any of the Released Plaintiff Parties.

c.    As of the Effective Date, the Parties shall be deemed bound by the Stipulation and the Order and Final Judgment. The Order and Final Judgment, including, without limitation, the release of all Released Claims against all Released Parties, shall have res judicata, collateral estoppel, and all other lawful preclusive effects in all pending and future lawsuits, arbitrations, or other suits, actions, or proceedings involving any of the Released Plaintiff Parties or the Released Defendant Parties.

APPLICATION FOR ATTORNEYS’ FEES AND EXPENSES

7.    Plaintiff’s Counsel intends to petition the Court for an award of attorneys’ fees and expenses of $1,500,000 in connection with the benefits described in Paragraph 4 herein and the benefits that Plaintiff contends have accrued to GS Group as a result of the stipulation of settlement that was filed by the Parties on March 20, 2018, but which the Court ultimately rejected, which amount shall be wholly inclusive of all fees, expenses, cost disbursements, and expert and consulting fees in the Action (the “Fee and Expense Amount”). Plaintiff represents that the Fee and Expense Amount has a multiplier of 1.26 of the lodestar plus expenses of Plaintiff’s Counsel. Defendants have not agreed to the Fee and Expense Amount and intend to oppose any request by Plaintiff’s Counsel for the Fee and Expense Amount. Defendants reserve all rights to oppose, consent to, or take no position on the Fee and Expense Amount if Plaintiff’s Counsel applies to the Court for a lower amount. Any Fee and Expense Amount approved by the Court shall be wired to an account identified by Barrack, Rodos & Bacine within ten (10) Business Days after the later of (i) Final Approval; or (ii) GS Group’s receipt from Plaintiff’s Counsel of wiring instructions for the Fee and Expense Amount, Barrack, Rodos & Bacine’s Form W-9 and any other information reasonably required by GS Group to process payment of the Fee and Expense Amount.

8.    Pursuant to the Stipulation, resolution of the Fee and Expense Amount is not a precondition to the Settlement or to the dismissal with prejudice of Defendants from the Action. The Court may consider and rule upon the fairness, reasonableness, and adequacy of the Settlement independently of any award of attorneys’ fees and expenses. Any disapproval or modification of the application for an award of attorneys’ fees or reimbursement of expenses by the Court or on appeal shall not affect or delay the enforceability of the Stipulation, provide any of the Parties with the right to terminate the Settlement, impose any obligation on any of Defendants, or subject them in any way to an increase in the amount paid by them or on their behalf in connection with the Settlement, or affect or delay the binding effect or finality of the Order and Final Judgment and the release of the Released Claims.

EFFECT OF DISAPPROVAL, CANCELLATION, OR TERMINATION

9.    The Stipulation provides that in the event that the proposed Settlement (or any amendment thereof by the Parties) is rendered null and void as to all Parties for any reason, (a) all of the Parties shall be deemed to have reverted to their respective litigation statuses immediately prior to the execution of the Stipulation, and they shall proceed in all respects as if the Stipulation had not been executed and any related orders had not been entered, (b) all of their respective claims and defenses as to any issue in the Action shall be preserved without prejudice in any way, and (c) the statements made in connection with the negotiation of the Stipulation shall not be deemed to prejudice in any way the positions of any of the Parties with respect to the Action, or to constitute an admission of fact of wrongdoing by any Party, shall not be used or entitle any Party to recover any fees, costs, or expenses incurred in connection with the Action, and neither the existence of the Stipulation nor its contents nor any statements made in connection with its negotiation or any settlement communications shall be admissible in evidence or shall be referred to for any purpose in the Action, or in any other suit, action, or proceeding.

THE SETTLEMENT HEARING

10.    The Court has scheduled a Settlement Hearing which will be held on August 18, 2020, at 11:00 a.m., in the Court of Chancery Courthouse, 34 The Circle, Georgetown, Delaware 19947 as described previously in this Notice.

11.    The Court may adjourn the Settlement Hearing or any adjournment thereof, including, without limitation, the consideration of the application for attorneys’ fees and expenses, without further notice of any kind other than oral announcement at the Settlement Hearing or any adjournment thereof. The Court also may approve the Settlement at or after the Settlement Hearing according to the terms and conditions of the Stipulation, as it may be modified by the Parties, with or without further notice. Further, the Court may render its judgment, and order the payment of attorneys’ fees and expenses, all without further notice.

RIGHT TO APPEAR AND OBJECT AT SETTLEMENT HEARING

12.    Any record or beneficial stockholder of GS Group who objects to the Stipulation, the Settlement, the Order and Final Judgment to be entered in the Action, Plaintiff’s Counsel’s application for attorneys’ fees and expenses, or who otherwise wishes to be heard, may appear in person or by his, her, or its attorney at the Settlement Hearing and present evidence or argument that may be proper and relevant; provided, however, that, except for good cause shown or as the Court otherwise directs, no Person shall be heard and no papers, briefs, pleadings, or other documents submitted by any Person shall be considered by the Court unless not later than sixty (60) calendar days prior to the Settlement Hearing such Person files with the Register in Chancery, 34 The Circle, Georgetown, Delaware 19947 and serves upon counsel listed below: (a) a written and signed notice of intention to appear that states the name of that Person and that Person’s address (or, if represented, the address of the Person’s counsel); (b) documentation evidencing such Person’s status as a current record or beneficial stockholder of GS Group; (c) a detailed statement of such Person’s objections to any matters before the Court; (d) the grounds for such objections and the reasons that such Person desires to appear and be heard; and (e) all documents or writings such Person desires the Court to consider. Such filings must be served upon the following counsel by hand delivery, overnight mail, or the Court’s electronic filing and service system:

Brian E. Farnan	Kevin G. Abrams
Farnan LLP	Abrams & Bayliss LLP
919 North Market Street, 12th Floor	20 Montchanin Road, Suite 200
Wilmington, DE 19801	Wilmington, DE 19807

Counsel for Plaintiff

Counsel for Defendants Lloyd C.

Blankfein, M. Michele Burns, Gary D.

Cohn, Mark A. Flaherty, William W.

George, James A. Johnson, Ellen J.

Kullman, Lakshmi N. Mittal, Adebayo

O. Ogunlesi, Peter Oppenheimer,

Debora L. Spar, Mark E. Tucker,

David A. Viniar and Mark O.

Winkelman

Kevin M. Gallagher
Richards, Layton & Finger, P.A.
920 N. King Street
Wilmington, DE 19801
Counsel for Nominal Defendant
The Goldman Sachs Group, Inc.

13.    Unless the Court otherwise directs, no Person shall be entitled to object to the approval of the Settlement, any judgment entered thereon, any award of attorneys’ fees and expenses, or otherwise be heard, except by serving and filing a written objection and supporting papers and documents as described in Paragraph 12 above. Any Person who fails to object in the manner described above shall be deemed to have waived the right to object (including, without limitation, any right of appeal) and shall be forever barred from raising such objection in this or any other suit, action, or proceeding.

14.    Any record or beneficial stockholder of GS Group who does not object to the Settlement or the request by Plaintiff’s Counsel for an award of attorneys’ fees and expenses or to any other matter stated above need not do anything.

SCOPE OF THIS NOTICE AND FURTHER INFORMATION

15.    The foregoing description of the Settlement Hearing, the Action, the terms and conditions of the proposed Settlement, and other matters described in this Notice are not comprehensive. Accordingly, GS Group stockholders and their attorneys are referred to the documents filed with the Court in the Action, including, without limitation, the Stipulation, which are available for inspection at the Office of the Register in Chancery in the Court of Chancery of the State of Delaware, 34 The Circle, Georgetown, Delaware 19947, during regular business hours of each business day. Inquiries or comments about the Settlement may be directed to the attention of Plaintiff’s Counsel as follows:

Arnold Gershon

Barrack, Rodos & Bacine

11 Times Square, 640 8th Avenue

New York, New York 10036

Tel: (212) 688-0782

PLEASE DO NOT WRITE OR CALL THE COURT.

NOTICE TO PERSONS OR ENTITIES HOLDING

RECORD OWNERSHIP ON BEHALF OF OTHERS

16.    Brokerage firms, banks, and/or other Persons who hold shares of the common stock of GS Group for the benefit of others are requested to promptly send this Notice to all of their respective beneficial owners. If additional copies of the Notice are needed, any requests for such copies may be made to:

Morrow Sodali

Attn: David Checkosky

470 West Avenue

Third Floor

Stamford, CT 06902

Phone: 1-800-662-5200

E-mail: GS@investor.morrowsodali.com

Dated: March 12, 2020

BY ORDER OF THE COURT

/s/ Susan Judge
Register in Chancery

EXHIBIT 1

Summary of Estimated Non-Employee Director Compensation

	Non-Employee Director Service Period
	2019*	2020**	2021**	2022**	2023**	Jan. 1, 2024 – 2024 Annual Meeting		Total
Estimated compensation per Non-Employee Director (non-Chair)	$575,000	$450,000	$450,000	$450,000	$450,000	$141,393.44
Estimated compensation per Non-Employee Director (Chair)	$600,000	$475,000	$475,000	$475,000	$475,000	$149,248.63
Total estimated compensation for all Non- Employee Directors	$5,875,000	$4,625,000	$4,625,000	$4,625,000	$4,625,000	$1,453,210
Estimated difference from total 2019 Non-Employee Director compensation	N/A	$1,250,000	$1,250,000	$1,250,000	$1,250,000	$381,721	***	$5,381,721

*

2019 Non-Employee Director compensation amounts represent amounts payable assuming full-year service at 2019 compensation levels for ten Non-Employee Directors, five of whom are Board committee Chairs.

**

Non-Employee Director compensation amounts for future periods are estimates. These represent amounts that would be paid to GS Group’s Non-Employee Directors based on assumptions, including, without limitation, that (i) the Court approves the proposed Settlement; (ii) GS Group’s stockholders approve the anticipated 2021 SIP; (iii) GS Group continues to have ten Non-Employee Directors at all times from the present through GS Group’s 2024 Annual Meeting; (iv) five Non-Employee Directors serve as Board committee Chairs during each annual period; and (v) GS Group’s annual meeting occurs on April 25, 2024.

***

Represents difference between (i) estimated total of Non-Employee Director compensation anticipated to be paid for service during January 1, 2024 through April 25, 2024, subject to the above assumptions, and (ii) the portion of total of Non-Employee Director compensation paid for service during 2019 attributable on a pro rata basis to service from January 1, 2019 through April 25, 2019.